Filed Pursuant to Rule 433
Registration No. 333-232502
Registration No. 333-232502-01
Registration No. 333-232502-02
September 9, 2020
NuStar Logistics, L.P.
Final Term Sheet
$600,000,000 5.750% Senior Notes due 2025
$600,000,000 6.375% Senior Notes due 2030

Issuer:	NuStar Logistics, L.P.

Guarantors:
NuStar Energy L.P. and NuStar Pipeline Operating Partnership L.P. will jointly and unconditionally guarantee, on a senior, unsecured basis, payment of the principal of, premium, if any, and interest on the notes.

Expected Security Ratings (Moody’s / S&P / Fitch)*	Ba3 / BB- / BB-

Security:	5.750% Senior Notes due 2025 6.375% Senior Notes due 2030

Principal Amount:	2025 Notes: $600,000,000 2030 Notes: $600,000,000

Maturity:	2025 Notes: October 1, 2025 2030 Notes: October 1, 2030

Coupon:	2025 Notes: 5.750% 2030 Notes: 6.375%

Price to Public:	2025 Notes: 100% 2030 Notes: 100%

Net Proceeds to Issuer (before expenses):	$1,185,000,000

Yield to Maturity:	2025 Notes: 5.750% 2030 Notes: 6.375%

Spread to Benchmark Treasury:	2025 Notes: T + 547bps 2030 Notes: T + 569bps

Benchmark Treasury:	2025 Notes: 0.250% due August 31, 2025 2030 Notes: 0.625% due August 15, 2030

Benchmark Treasury Yield:	2025 Notes: 0.280% 2030 Notes: 0.690%

Interest Payment Dates:	2025 Notes: April 1 and October 1, commencing April 1, 2021 2030 Notes: April 1 and October 1, commencing April 1, 2021

Make-Whole Call:	2025 Notes: T + 50bps 2030 Notes: T + 50bps

Par Call:	2025 Notes: On or after July 1, 2025 2030 Notes: On or after April 1, 2030

Change of Control
If a Change of Control (as defined in the preliminary prospectus supplement) with respect to the Notes of any series occurs, each holder of the Notes of the applicable series may require us to repurchase all or a portion of its Notes at a price equal to 101% of the principal amount of such series of Notes, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

Pricing Date:	September 9, 2020

Settlement Date:	September 14, 2020

CUSIP / ISIN:	2025 Notes: 67059T AG0 / US67059TAG04 2030 Notes: 67059T AH8 / US67059TAH86

Joint Book-Running Managers:
Citigroup Global Markets Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Barclays Capital Inc.
BBVA Securities Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Co-Manager:	Comerica Securities, Inc.

*
Note:  A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to review, revision, suspension, reduction, or withdrawal at any time by the assigning rating agency.

All information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Delivery of the notes is expected to be made against payment therefor on or about September 14, 2020, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 at 1-800-831-9146.

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